Exhibit 99.2

ADVANCED VOICE RECOGNITION SYSTEMS, INC. ENTERS INTO STOCK PURCHASE AGREEMENT FOR $500,000.

SCOTTSDALE, ARIZONA March 16, 2010 Advanced Voice Recognition Systems, Inc. (AVRS) OTCBB AVOI www.avrsys.com  today announced a $500,000 investment in private placement of AVRS common stock.  AVRS specializes in speech recognition technology.

President and CEO Walter Geldenhuys said, “The additional capital will help us to achieve our goals in continuous work on the declaration of interference as well as pursuing licensing agreements with companies that respect intellectual property rights.  This financing is key to fulfilling our plans to realize the potential of AVRS’ patented and proprietary speech recognition technology.”

The full text of the Stock Purchase Agreement is attached to the company’s 8-K report as filed with the U.S. Securities and Exchange Commission (“SEC”).

This news release does not constitute an offer to sell or a solicitation of an offer to buy securities.  The common stock has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements and applicable state securities laws.

FORWARD-LOOKING STATEMENTS

Note: This news release and the Company’s web site referenced in this news release contains "forward looking statements" within the meaning of the federal securities laws regarding the future plans and expected performance of AVRS that are based on assumptions that AVRS considers reasonable. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including without limitation, the unpredictability of litigation and other contested actions, the availability of financing, general economic conditions and factors that are beyond the control of AVRS. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. AVRS undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect any change in the expectations of AVRS with respect to these forward-looking statements.

Contact:
Walter Geldenhuys
President, CEO &CFO
480 704-4183